Exhibit 99.1

Saia Announces Executive Team Transition

JOHNS CREEK, Ga. – Feb. 26, 2021 – Saia Inc. (NASDAQ: SAIA) announced today that Saia LTL Freight Executive Vice President of Operations Paul Peck will retire July 1 after a distinguished 44 year career. As part of the planned succession, effective March 31, Patrick Sugar will be named executive vice president of operations and Peck will continue to support the transition through his retirement date.

"It has been my privilege and honor to know and work with Paul," said Saia President and CEO Fritz Holzgrefe. "He has been a big part of the company’s growth and success over the years. We will miss the leadership Paul has provided, but know the culture, operational impacts and strong teams he’s developed will shape Saia well into the future."

Peck’s career at Saia began in 1977 at the New Orleans terminal and spanned the company’s emergence from a regional privately held carrier to a leading $1.8 billion national less-than-truckload carrier. In 2018, Peck was named executive vice president of operations. His track record of success has included tours in sales and operational leadership roles across the network.

"I have known Paul both as a colleague and friend for over 20 years,” said Saia’s Chairman of the Board Rick O’Dell. “He has been an exceptional asset to the company and the board is grateful for his tenure and distinguished leadership. On behalf of the board, I want to thank him for his outstanding contributions and wish him well as he enjoys a much-deserved retirement."

Sugar has been serving as Saia’s vice president of linehaul and industrial engineering. In this role, he has led the development and implementation of several key technologies and has had a pivotal role in the planning and operational execution of the company’s strategic plan over the last several years. Sugar joined Saia in 2016 after a career in engineering and operations management at a leading packaged goods company. He holds a degree in industrial and system engineering from Georgia Tech.

“Patrick has been an integral part of leading Saia’s success since he joined the company. He brings a unique combination of leadership skills, analytics and process enhancements leading to meaningful improvements for our customers and an enhanced work environment for employees. I am excited to see him build upon the foundation that Paul has established for Saia,” Holzgrefe said.

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About Saia Inc.

Saia Inc. (NASDAQ: SAIA) offers customers a wide range of less-than-truckload, non-asset truckload, expedited and logistics services. With headquarters in Johns Creek, Georgia, Saia LTL Freight operates 169 terminals across the country and employs over 10,500 people. Saia LTL Freight has been recognized by the American Trucking Associations Safety Management Council for its outstanding safety record as well as by the Environmental Protection Agency’s SmartWay program for its efforts to reduce its environmental impact. For more information on Saia Inc., visit www.saia.com.

For more information, contact:

Jeannie S. Jump

Saia Corporate Public Relations

Phone: 770-232-4069 • E-mail jjump@saia.com

Saia Motor Freight Line, Inc.22/26/2021